UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 30, 2015

CAREDX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36536	94-3316839
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

3260 Bayshore Boulevard

Brisbane, California 94005

(Address of principal executive offices)

(415) 287-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On January 30, 2015, CareDx, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with East West Bank (“Lender”). The Loan Agreement provides a secured term loan facility in an aggregate principal amount of up to $20.0 million. The Company borrowed the first advance of $16.0 million (“Draw A”) on January 30, 2015. Under the terms of the Loan Agreement, following a six month period from the closing date and until any time before December 31, 2015, the Company may, at its option, borrow from Lender a second advance of $4.0 million (“Draw B”), subject to the Company’s satisfaction of certain conditions described in the Loan Agreement, including the Company achieving at least, measured on a trailing six month basis, 80% of its board approved net product revenue plan.

Draw A was used to repay in full all outstanding amounts due under the Company’s Loan and Security Agreement, dated as of August 15, 2012, among the Company, Oxford Finance LLC and Silicon Valley Bank. The proceeds remaining from Draw A and, if borrowed, the proceeds from Draw B, will be used for working capital and general corporate purposes.

Draw A and Draw B each bear interest at a floating rate equal to 2.00%, plus the greater of (i) 3.25% or (ii) the prime rate published by Lender. Interest on each advance is due and payable monthly in arrears. Principal on each advance is payable in 36 equal monthly installments beginning January 1, 2016 until paid in full on December 1, 2018; provided that if the Company achieves at least 80% of its board approved net product revenue plan, measured on a trailing six month basis, principal on each advance is payable in 30 equal monthly installments beginning July 1, 2016 until paid in full on December 1, 2018. The Company may prepay the advances in whole or in part without premium or penalty.

The Company made a facility fee payment to Lender of $160,000 for Draw A and, if it borrows Draw B, the Company will be required to make a facility fee payment of $40,000. The Company’s obligations under the loan facility are secured by a security interest on substantially all of its assets, excluding intellectual property. Additionally, the Company’s future domestic subsidiaries, if any, may be required to become co-borrowers or guarantors under the loan facility.

The Loan Agreement contains customary affirmative covenants and customary negative covenants limiting the Company’s ability and the ability of the Company’s subsidiaries, if any, to, among other things, dispose of assets, undergo a change in control, merge or consolidate, make acquisitions, incur debt, incur liens, pay dividends, repurchase stock and make investments, in each case subject to certain exceptions. The Company must also comply with financial covenants relating to (i) net product revenues, which is maintaining, on a trailing six months basis, net product revenues of at least 80% of board approved projections and (ii) maximum expenses, which is maintaining, on a trailing six month basis, expenses not exceeding 20% of board approved projections.

The Loan Agreement also contains customary events of default including, among others, payment defaults, breaches of covenants defaults, a material adverse change default, bankruptcy and insolvency defaults, cross defaults with certain material indebtedness, judgment defaults, and inaccuracies of representations and warranties defaults. Upon an event of default, Lender may declare all or a portion of the Company’s outstanding obligations to be immediately due and payable and exercise other rights and remedies provided for under the agreement. During the existence of an event of default, interest on the obligations could be increased by 5.0%.

In connection with the Loan Agreement, the Company agreed to issue to Lender warrants to purchase shares of our common stock upon the drawdown of each advance in an amount equal to 1.5% of the amount drawn, divided by the exercise price per share for that tranche. The exercise price per share is equal to the average closing price for the ten business days immediately preceding the issue date. As a result of Draw A, the Company issued to Lender a warrant to purchase an aggregate of 34,483 shares of the Company’s common stock, at an exercise price equal to $6.96 per share (the “Initial Warrant”). If the Company borrows Draw B, the Company must issue an additional warrant to the Lender in accordance with the formula used to calculate the number of shares subject to the Initial Warrant, which is set forth in the warrant. The warrants are immediately exercisable and expire on the earlier to occur of the fifth anniversary of the respective issue date or the closing of a merger, sale or other consolidation transactions in which the consideration is cash, stock of a publicly traded acquirer, or a combination thereof.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to the Loan Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement

The Company repaid in full, and all obligations have terminated, all amounts borrowed under the Loan and Security Agreement, dated as of August 15, 2013, among the Company, Oxford Finance LLC and Silicon Valley Bank.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated herein by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of January 30, 2015, by and between CareDx, Inc. and East West Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREDX, INC.
Date: February 4, 2015
	By:	/s/ Ken Ludlum
Ken Ludlum
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of January 30, 2015, by and between CareDx, Inc. and East West Bank.